FBR Declares Quarterly Dividend of $0.34 per Share
                             Payable April 30, 2004
                   Annual Shareholders' Meeting Set for May 19

ARLINGTON,  Va., March 10, 2004 - Friedman,  Billings, Ramsey Group, Inc. (NYSE:
FBR) today announced that its Board of Directors has declared a dividend of $0.34 per share for the first quarter of 2004. The dividend will be payable on April 30, 2004 to shareholders of record on March 31, 2004 (ex-dividend date of March 29, 2004).

FBR also announced today that the company will hold its annual shareholders' meeting on May 19, 2004. The meeting will be held at the Fairmont Washington D.C., 2401 M Street, N.W., Washington, D.C. FBR shareholders of record as of April 23, 2004 will convene at 9:00 a.m. U.S. EDT.

Friedman, Billings, Ramsey Group, Inc. provides investment banking*, institutional brokerage*, asset management, and private client services through its operating subsidiaries and invests in mortgage-backed securities and merchant banking opportunities. FBR focuses capital and financial expertise on six industry sectors: financial services, real estate, technology, healthcare, energy and diversified industries. FBR, headquartered in the Washington, D.C. metropolitan area, with offices in Arlington, Va. and Bethesda, Md., also has offices in Atlanta, Boston, Chicago, Cleveland, Denver, Houston, Irvine, London, New York, Portland, San Francisco, Seattle, and Vienna. For more information, see http://www.fbr.com.

*Friedman, Billings, Ramsey & Co., Inc.

Statements concerning future performance, developments, events, market forecasts, revenues, expenses, earnings, run rates and any other guidance on present or future periods, constitute forward-looking statements that are subject to a number of factors, risks and uncertainties that might cause actual results to differ materially from stated expectations or current circumstances. These factors include, but are not limited to, the effect of demand for public offerings, activity in the secondary securities markets, interest rates, costs of borrowing, interest spreads, mortgage pre-payment speeds, risks associated with merchant banking investments, the realization of gains and losses on principal investments, available technologies, competition for business and personnel, and general economic, political and market conditions. These and other risks are described in the company's Annual Report and Form 10-K and quarterly reports on Form 10-Q that are available from the company and from the SEC.
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Contacts:
Friedman, Billings, Ramsey Group, Inc.
Investors: Kurt Harrington 703-312-9647 or kharrington@fbr.com
Media: Bill Dixon 703-469-1092 or bdixon@fbr.com